Exhibit 99.1

(1)          The amount reported includes an aggregate of 52,500 cash-settled restricted stock units granted to Apollo Management VI, L.P. (“Management VI”) for its benefit in lieu of restricted stock units that would otherwise be granted under Noranda Aluminum Holdings Corporation’s (the “Issuer”) director compensation program to the following directors, each of whom is a full-time employee of Management VI or an affiliate: Eric L. Press, Gareth Turner, M. Ali Rashid, Matthew H. Nord, Matthew R. Michelini and Scott Kleinman (the “Apollo Individuals”).  The restricted stock units will vest on December 1, 2011, subject to the continued service of the Apollo Individuals as directors of the Issuer, with prorated vesting in the event that some but not all of the Apollo Individuals cease such service.

AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP.  Each of AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any of the restricted stock units granted to Management VI, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 W. 57th Street, 43rd Floor, New York, NY 10019.